EXHIBIT 99.1

PRESS RELEASE	Contact:	Jill Swartz
For Immediate Release		Managing Director, PR & Events
(949) 833-8252 Ext. 123
js@tnpre.com

TNP Strategic Retail Trust Acquires Summit Point in

Fayetteville, Georgia, a Submarket of Atlanta

IRVINE, Calif., (December 22, 2011) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties and other real estate-related assets, announced today the completion of the Company’s eleventh acquisition, Summit Point Shopping Center in Fayetteville, Georgia, a high-end bedroom community within metro Atlanta, 20 miles south of downtown.

Summit Point Shopping Center is a neighborhood, grocery-anchored shopping center, built in 2004 and anchored by Publix Supermarkets, one of the dominant grocers in the area. The property is currently nearly 88 percent occupied by a balanced mix of national and regional tenants, including Verizon Wireless, Subway®, Wendy’s®, Chase, Fantastic Sams® and Curves®, among others.

“Fayette County continues to be a prime growth area of South Atlanta with an expected population growth of more than 13 percent in a 3-mile radius within the next five years according to Jones Lang LaSalle,” said Thompson National Properties’ senior vice president, acquisitions, Steve Corea.

The property consists of two buildings, totaling 104,572 rentable square feet, with two additional ground-leased outparcels and one fully-improved 5,000-square-foot land parcel that may be ground leased or sold in the future.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. As of December 13, 2011, TNP Strategic Retail Trust has issued approximately 5,629,000 shares of common stock. The Company currently pays a monthly distribution that equates to a 7 percent annual distribution based on a share price of $10.00. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has six regional offices. As of December 22, 2011, Thompson National Properties manages a portfolio of 153 commercial properties, in 31 states, totaling approximately 18.5 million square feet, on behalf of over 4,000 investor/owners with an overall purchase value of $2.4 billion dollars. TNP has expanded its operations to the Middle East to provide valuation and advisory services on over 2.3 million square feet of real estate in Saudi Arabia. For more information regarding Thompson National Properties, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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Thompson National Properties, LLC

1900 Main Street, Suite 700, Irvine, CA 92614 • T: (877) 982-7846 • F: (949) 252-0212

www.tnpre.com